EXHIBIT 99.1

Results of Pre-Clinical Investigation of Ceragenix’s Developmental Antibiotic to Prevent Sepsis Presented at International Scientific Meeting

DENVER—Ceragenix Pharmaceuticals, Inc. (OTCB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today announced that researchers at the Johns Hopkins Burn Center  presented data in a late-breaking poster presentation on use of systemically administered CSA-13 to prevent the development of sepsis in rats that had been exposed to endotoxin.   The data was presented at the recent  40th annual meeting of the Society for Leukocyte Biology held in Boston, Massachussetts in a poster entitled “CSA-13 suppresses endotoxin shock induced by LPS in neonatal rats.”

Sepsis is a leading cause of death among patients admitted to the hospital.  There are over 750,000 cases of sepsis annually in the United States and over 200,000 deaths.  Sepsis is of particular concern in patients with extensive burn injuries as they are at high risk of signficant morbidity and death.  The development of “sepsis” or “endotoxin shock” is related to the presence of lipopolysaccharides (LPS) on the cell wall of gram-negative bacteria (such as Pseudomonas aeuroginosa or E. Coli)  or lipotechoic acid (LTA) on the cell wall of gram-positive bacteria (such as MRSA).  The release of this toxin by the bacteria may lead to a cascade of inflammatory reactions resulting in organ failure and death.   Prior published work had shown that CSA-13 (one of Ceragenix’s lead compounds in the class of Ceragenin™ compounds) has very high binding affinity for LPS.  In these series of experiments, the researchers evaluated whether injection of CSA-13 into rats might be able to reduce the mortality associated with endotoxin shock.

In these experiments 13-15 day old neonatal rats (Wistrar), were sensitized to LPS by injecting D + galactosamine (600 mg/kg). Control and treatment groups both received LPS (150 μg/kg), whereas the treatment group received CSA-13 (6.5 mg/kg; i.p) 30 min prior to LPS. In the control group mortality was 100% at 24 hours contrasting with the treatment group in which 80% of the rats were still alive at 72 hours. Similar results were also obtained by pre-mixing LPS with CSA-13 (1:4 concentrations) prior to injection.

According to Carl Genberg, Senior Vice President of Research and Development of Ceragenix, “This significant improvement in mortality (p< 0.001) demonstrates that LPS neutralizing properties of CSA-13 may be effective in preventing endotoxin shock.  Therefore, the combination of antibacterial action and LPS neutralization may render CSA-13 a novel drug candidate in prevention and treatment of septic shock.”

Steven Porter, Chairman and CEO of Ceragenix stated, “Sepsis kills thousands of Americans annually and brings untold pain and suffering to affected patients and the family members.  These preclinical results, especially when combined with our previous disclosures regarding the preclinical efficacy of CSA-13 against MRSA, VRSA and other resistant strains, are highly encouraging.”

About Ceragenins™

Ceragenins™, or CSAs, are synthetically produced small molecule, positively charged, compounds comprised of a sterol backbone with amino acids and other chemical groups attached to them. These compounds are electrostatically attracted to the negatively charged cell membranes of certain viruses, fungi and bacteria. CSAs have a high binding affinity for such membranes (including Lipid A) and are able to rapidly disrupt the target membranes leading to rapid cell death. While CSAs have a mechanism of action that is also seen in antimicrobial peptides, which form part of the body’s innate immune system, they avoid many of the difficulties associated with their use as medicines. Ceragenix is pursuing development of the Ceragenins for use as a topical antibiotic, as an antimicrobial coating for in-dwelling medical devices, and as a wound dressing. Ceragenix was recently awarded Frost & Sullivan’s 2007 North American Technology Innovation Award for the field of Anti-Infective Coatings.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides(TM)) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin technology; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram®; the ability of the company to successfully manufacture its products (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Ceragenix

Steven S. Porter
720-946-6440

CEOcast, Inc.
Andrew Hellman
212-732-4300

End of Filing